NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE OR FOR WHICH THEY ARE EXERCISABLE HAVE BEEN REGISERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT RQUIRED UNDER THE ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

STRATOS RENEWABLES CORPORATION

UNSECURED CONVERTIBLE PROMISSORY NOTE

August 27, 2008
$5,000,000	Beverly Hills, California

FOR VALUE RECEIVED, Stratos Renewables Corporation, a Nevada corporation (“Company”) promises to pay I2BF BioDiesel Limited, a business company existing under the laws of the British Virgin Islands (“Holder”), or its registered assigns, the principal sum of Five Million Dollars ($5,000,000), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at a rate equal to ten percent (10%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earliest to occur (the “Maturity Date”) of (i) December 31, 2009, (ii) July 23, 2009, if Holder notifies Company, in writing, at least thirty (30) days but not more the sixty (60) days prior thereto, that it is electing to accelerate the Maturity Date to July 23, 2009, or (iii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by Holder or made automatically due and payable in accordance with the terms hereof. All references to Dollars herein are to lawful currency of the United States of America. This Note is one of the Notes issued by the Company pursuant to Section 1.1 of that certain Unsecured Convertible Promissory Note and Warrant Purchase Agreement dated August 27, 2008 (as amended, modified or supplemented, the “Note Purchase Agreement”) between Company and the Purchaser (as defined in the Note Purchase Agreement). All amounts owing on this Note shall be payable in arrears, with payments first applied to any and all costs and expenses incurred by Holder in enforcement or the preservation of any rights hereunder, second to accrued and unpaid interest on this Note, and thereafter on the unpaid principal amount hereof, at the address for such purpose specified below the Holder’s name on Schedule I of the Note Purchase Agreement, or at such other address as the Holder may from time to time direct in writing. This Note may be prepaid by the Company, in whole but not in part, upon ten days prior written notice to the Holder and subject to Sections 2 and 3.

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

1. Definitions. Capitalized terms used in this Note have the meanings given in the Note Purchase Agreement unless otherwise defined herein. In addition, the following capitalized terms have the following meanings:

(a) “Affiliate” shall mean, with respect to any Person (i) a Person directly or indirectly controlling, controlled by or under, control with such Person, (ii) a Person owning or controlling 10% or more of the outstanding voting securities of such Person, or (iii) an officer, director, general partner, member or manager of such Person, or a member of the immediate family of an officer, director, general partner, member or manager of such Person. When the Affiliate is an officer, director, partner or manager of such Person or a member of the immediate family of an officer, director, general partner, member or manager of such Person, any other Person for which the Affiliate acts in that capacity shall also be considered an Affiliate. For these purposes, control means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(b) “Bloomberg” means Bloomberg Financial Markets.

(c) “Board” shall mean the board of directors of any specified Person and any committee thereof.

(d) “Common Stock” shall mean shares of common stock, $0.001 par value per share, of the Company.

(e) “Capital Stock” shall mean shares of Common Stock or Preferred Stock (whether now outstanding or hereafter issued in any context).

(f) “Date of Conversion” means the date on which the Holder shall have delivered to the Company (i) the form of Notice of Conversion attached hereto, appropriately completed and duly signed for the number of Note Shares the Holder intends to purchase.

(g) “Excluded Stock” shall mean (i) shares of Common Stock issued by the Company as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Capital Stock, in each case which is subject to Section 3(a)(ii)(2), or upon conversion of shares of Capital Stock (but not the issuance of such Capital Stock which will be subject to the provisions of Section 3(a)(ii)(3)(c), (ii) the issuance of shares of Common Stock in any public offering, (iii) the issuance of shares of Common Stock (including upon exercise of options, warrants or other securities) to directors, advisors, employees or consultants of the Company pursuant to a stock option plan, employee stock purchase plan, restricted stock plan or other agreement approved by the Board, (iv) the issuance of shares of Common Stock in connection with acquisitions of assets or securities of another Person (other than issuances to Affiliates of the Company), (v) the issuance of shares of Common Stock upon conversion of the Preferred Stock, (vi) the issuance of shares of Common Stock upon exercise of the Warrants and Other Warrants (as such term is defined in the Note Purchase Agreement Section 5.3(b)) (including Warrants and Other Warrants issued after the date hereof), (vii) the issuance of shares of Common Stock upon conversion of the Notes and Other Notes (as such term is defined in the Note Purchase Agreement Section 5.3(b)) (including Notes and Other Notes issued after the date hereof), (viii) the issuance of any Warrants issued after the date hereof, and (ix) the issuance of any Notes and Other Notes issued after the date hereof.

(h) “Holder” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

(i) “Market Price” of one share of Common Stock as of a particular date shall be determined as follows: (i) if traded on a securities exchange, the value shall be deemed to be the weighted average price of the Company’s Common Stock (as reported by Bloomberg) on the Trading Day immediately preceding the Date of Conversion; (ii) if traded over-the-counter, the value shall be deemed to be the weighted average price of the Company’s Common Stock (as reported by Bloomberg) over the five Trading Days preceding the Date of Conversion; and (iii) if there is no active public market, the fair market value thereof, as determined in good faith by the Board.

(j) “Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Holder of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Note and the Note Purchase Agreement, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

(k) “Person” shall mean any entity, corporation, company, association, joint venture, joint stock company, partnership, trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), nation, state, government (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

(l) “Preferred Stock” shall mean the preferred stock, $0.001 par value per share, of the Company.

(m) “Prepayment Fee” has the meaning specified in Section 2.

(n) “Subsidiary” of a Person shall mean each corporation or other entity of which (a) such Person or any other Subsidiary of such Person is a general partner or a manager (b) or at least 50% of the securities or other ownership interests having by their terms ordinary voting power to elect at least 50% of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

(o) “Trading Day” shall mean a day on which the purchase and sale of the Company’s Common Stock is permitted.

(p) “Warrants” shall mean the warrants issued by the Company pursuant to Section 1.1 of that certain Unsecured Convertible Promissory Note and Warrant Purchase Agreement, dated August 27, 2008, by and among the Company and the Investors referred to therein (the “Securities Purchase Agreement”).

2. Prepayment Fee. This Note may be prepaid by the Company, in whole but not in part, from time to time, provided that if Company prepays this Note for any reason (other than as a result of an acceleration pursuant to Section 5 or a Sale of the Company pursuant to Section 3(d)) more than thirty days before the Maturity Date, Company shall pay Holder a fee (the “Prepayment Fee”) due and payable on the date of prepayment equal to fifteen percent (15%) of the sum of the principal amount of this Note and all accrued but unpaid interest through and including the date of prepayment.

3. Conversion of Note.

(a) Voluntary Conversion.

(i) Terms of Voluntary Conversion. Holder has the right, exercisable at Holder’s option, at any time hereafter and until such date as this Note has been paid in full by the Company, to convert, subject to the terms and provisions of this Section 3, the unpaid principal amount of this Note, or any part thereof plus any accrued but unpaid interest, plus, if conversion occurs in connection with Company’s election to prepay this Note before the Maturity Date, the Prepayment Fee (such amount being the “Converted Amount”), into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Converted Amount by the Conversion Price (the “Note Shares”).

(ii) Conversion Price; Adjustments to Conversion Price.

(1) The initial conversion price (“Initial Conversion Price”) is $0.70. “Conversion Price” means the Initial Conversion Price as modified pursuant to clauses (2), (3) and (4) below.

(2) If, after the date of this Note, the outstanding shares of Common Stock are subdivided (split), or combined (reverse split), by reclassification or otherwise, or if any dividend or other distribution payable on the Common Stock in shares of Common Stock occurs, the Conversion Price (for the remaining principal and interest balance at the time such event occurs) in effect immediately before such subdivision, combination, dividend, grant of such options or warrants or other distribution will, concurrently with the effectiveness of such subdivision, combination, dividend or other distribution, be proportionately adjusted.

(3) If the Company issues or sells any Common Stock (including any securities exercisable, exchangeable or convertible into Common Stock) other than Excluded Stock without consideration or for consideration per share (as determined below) less than the Conversion Price, the Conversion Price in effect immediately prior to each such issuance or sale will immediately be reduced to such lower price. For the purposes of any adjustment of the Conversion Price issuable upon conversion of this Note pursuant to this Section 3(a)(ii), the following provisions shall be applicable:

a) In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Company shall be deemed to be the amount of the cash proceeds received by the Company for such Common Stock before deducting therefrom any discounts or commissions allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

b) In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of Capital Stock or other securities of the Company) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board, provided, however, that such fair value as determined by the Board shall not exceed the aggregate Market Price of the shares of Common Stock being issued as of the date the Board authorizes the issuance of such shares.

c) In the case of the issuance of (a) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable) or (b) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights are issued and for a consideration equal to the consideration (determined in the manner provided in Sections 3(a)(ii)(3)(a) and (b)), if any, received by the Company upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in Sections 3(b)(iii)(a) and (b)), if any, to be received by the Company upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

3) on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Company upon such exercise, conversion or exchange, but excluding changes resulting from the anti-dilution provisions thereof (to the extent comparable to the anti-dilution provisions contained herein), the consideration per share with respect to such issuance shall be recomputed and the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

4) on the expiration or cancellation of any such options, warrants or rights (without exercise), or the termination of the right to convert or exchange such convertible or exchangeable securities (without exercise), if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued and the consideration actually received upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

5) if the Conversion Price shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

(4) If a reclassification, reorganization or exchange of the Company’s securities, or a consolidation or merger of the Company, occurs (other than a Sale of the Company, in which event Section 3(d) applies), or if the Company at any time or from time to time after the date of this Note makes or declares a dividend or other distribution payable in cash, securities or property, then and in each such case, Holder shall receive, upon conversion of the remaining interest and principal balance of this Note, in addition to the amount of securities receivable thereupon, the amount of cash, securities or other property which Holder would have received had this Note been converted on the date of such occurrence and had Holder thereafter, during the period from the date of such occurrence to and including the conversion date, retained such cash, securities or other property receivable during such period.

(5) Upon the occurrence of each adjustment or readjustment of the Conversion Price, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

(iii) Exercise of Voluntary Conversion Privilege: Surrender of Note. In order to effect the voluntary conversion of this Note into Common Stock in accordance with Section 3(a), Holder shall surrender this Note in whole or in part to the Company together with a Notice of Conversion in the form set forth at Exhibit A hereto, which shall be irrevocable, at the Company’s principal office or such other agency maintained by the Company for such purpose during normal business hours. This Note shall be converted in accordance with Section 3(a) above only when the Notice of Conversion is delivered and this Note is surrendered, accompanied by proper assignments thereof to the Company or in blank for transfer. The Common Stock of the Company issuable on conversion shall be issued in Holder’s name as promptly as practicable after proper surrender of this Note by Holder, and the Company shall issue and shall deliver at such office or agency to Holder, a certificate or certificates for the number of full shares of Common Stock of the Company issuable upon the conversion of this Note in accordance with the provisions of this Section 3. Such conversion shall be deemed to have been effected immediately prior to the close of business on the date this Note is surrendered as aforesaid, all rights of Holder as a holder of a Note shall cease at such time, and Holder will be treated for all purposes as having become the holder of record of the shares of Company Common Stock represented thereby at such time. If the last day for exercise of the conversion right is not a business day, then such conversion right may be exercised on the next succeeding business day. If less than all of the outstanding principal balance of this Note is converted into Common Stock in accordance with this Section 3, the Company shall, upon surrender of this Note, issue Holder a new note evidencing the outstanding principal balance of this Note not so converted.

(b) Mandatory Conversion.

(i) Trigger Events. Following the date of the issuance of this Note, upon the closing on a financing or multiple financings of any combination of debt or equity securities, having aggregate gross proceeds to Company and its Subsidiaries of at least Fifty Million Dollars (U.S.$50,000,000) (a “Trigger Event”), all of the unpaid principal balance of this Note, plus all accrued but unpaid interest, shall automatically be converted into the shares of Common Stock (the time of such closing is referred to herein as the “Mandatory Conversion Time”). The number of shares of Common Stock into which this Note shall be converted at the Mandatory Conversion Time shall be determined by dividing the aggregate unpaid principal amount of this Note plus all accrued and unpaid interest thereon (the “Principal Sum and Interest”) by the Conversion Price then in effect. Notwithstanding the provisions of this Section 3(b) and Section 3(e) hereof, in the event of the occurrence of a Trigger Event, the number of shares of Common Stock into which the Principal Sum and Interest at the Mandatory Conversion Time shall be converted shall not exceed the Beneficial Ownership Limitation (as such term is defined in Section 3(e) hereof). The remaining unconverted Principal Sum and Interest on this Note shall automatically be converted into the shares of Common Stock on the date (the “Subsequent Mandatory Conversion Date”) set forth in a notice of conversion with respect to such remaining unconverted Principal Sum and Interest to be delivered by the Company to the Holder in accordance with Section 3(b)(ii) hereof. The number of shares of Common Stock into which this Note shall be converted on the Subsequent Mandatory Conversion Date shall be determined by dividing the Principal Sum and Interest by the Conversion Price in effect at the Mandatory Conversion Time.

(ii) Procedural Requirements. The Holder shall be sent written notice of the Mandatory Conversion Time and the Subsequent Mandatory Conversion Date, the place designated for mandatory conversion of all the principal and interest pursuant to this Section 3. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. However, the Company shall send notice of the Subsequent Mandatory Conversion Date to the Holder on not less than sixty one (61) days advance notice. Upon receipt of either such notice, the Holder shall surrender his, her or its Note (or, if such Holder alleges that such Note has been lost, stolen or destroyed, a lost note affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such Note) to the Company at the place designated in such notice. If so required by the Company, Notes surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered Holder or by his, her or its attorney duly authorized in writing. All rights with respect to a Note converted: (i) up to the Beneficial Ownership Limitation pursuant to Section 3(b)(i) will terminate at the Mandatory Conversion Time, and (ii) otherwise pursuant to Section 3(b)(i) in connection with the Subsequent Mandatory Conversion Date will terminate on the Subsequent Mandatory Conversion Date (in either case, notwithstanding the failure of the holder or holders thereof to surrender the Note at or prior to such time), except only the rights of the Holders thereof, upon surrender of such Note (or loss affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 3(b)(ii). As soon as practicable after the Mandatory Conversion Time or the Subsequent Mandatory Conversion Date, as applicable, and the surrender of the Note (or loss affidavit and agreement), the Company shall issue and deliver to such Holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 3(c) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion. If less than all of the outstanding principal balance of this Note shall be converted into Common Stock at the Mandatory Conversion Time, the Company shall, upon surrender of this Note, issue Holder a new note evidencing the outstanding principal balance of this Note not so converted. On the Subsequent Mandatory Conversion Date, such converted Note shall be retired and cancelled and may not be reissued.

(c) Fractional Shares. If any portion of a Converted Amount would convert into only a fractional share in connection, then the Company shall pay to Holder the principal amount representing such fractional share, in accordance with the terms of this Note, and no fractional shares of Common Stock shall be issued upon conversion of this Note.

(d) Adjustment for Certain Events. In case of (i) any consolidation or merger to which the Company is a party or statutory exchange of securities with another corporation (unless the shareholders of the Company immediately prior to such consolidation, merger or exchange have beneficial ownership immediately following such consolidation, merger or exchange of securities of the surviving entity representing 80% or more of the combined voting power of the surviving entity’s then outstanding securities ordinarily having the right to vote at elections of directors in approximately the same voting proportions as such shareholders had in the Company immediately prior to such consolidation, merger or exchange); or (ii) any sale or conveyance to another entity of all or substantially all of the assets of the Company (in one transaction or a series of related transactions) (each of (i) and (ii) a “Sale of the Company”), the entire principal amount of this Note, to the extent not previously converted pursuant to Section 3(a) hereof, shall be due and payable together with accrued and unpaid interest on the effective date of such Sale of the Company. The Company shall give Holder written notice of an impending Sale of the Company not later than 15 days before the shareholders’ meeting of the Company called to approve such transaction, or 15 days before the scheduled closing of such transaction, whichever is earlier, and shall also notify Holder in writing of the final approval of such transaction. The first of such notices shall give the proposed effective date of the transaction and shall describe the material terms and conditions of the proposed Sale of the Company, and the Company shall thereafter give Holder prompt notice of any material changes to such terms and conditions.

(e) Beneficial Ownership Limitation. The Company shall not effect any conversion of this Note, and the Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion in the form attached hereto as Exhibit A, the Holder (together with the Holder’s affiliates, and any other person or entity acting as a group together with the Holder or any of its affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates includes the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but excludes the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted principal amount of this Note beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any Warrants held by Holder and of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Notes) beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(e), beneficial ownership is calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 3(e) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any affiliates) and of which principal amount of this Note is convertible will be in the sole discretion of the Holder, and the submission of a Notice of Conversion will be deemed to be the Holder’s determination of whether this Note may be converted (in relation to other securities owned by the Holder together with its affiliates) and which principal amount of this Note is convertible, in each case subject to such aggregate percentage limitations. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this Section 3(e), and the Company has no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any “group” status as contemplated above will be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. For purposes of this Section 3(e), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Company shall within two trading days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note. The Beneficial Ownership Limitation provisions of this Section 3(e) may be waived by the Holder, at the election of the Holder, upon not less than 61 days’ prior notice to the Company, to change or eliminate the Beneficial Ownership Limitation. The limitations contained in this Section 3(e) apply to a successor Holder.

(f) Reservation of Common Stock. The Company covenants that it will at all times reserve and keep available out of its authorized but unissued capital stock, solely for the purpose of delivering upon conversion of this Note as herein provided, such number of shares of capital stock as shall then be deliverable upon the conversion of this Note.

(g) Rights of Holder. Until this Note is converted in accordance with this Section 3, nothing contained in this Note confers upon Holder the right to vote on or consent to any action to be taken by the Company.

(h) Limitations. Holder recognizes that the Company may be limited in the number of shares of Common Stock it may issue by the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded (collectively, the "Cap Regulations"). Without limiting the other provisions hereof, (i) the Company will take all steps reasonably necessary to be in a position to issue shares of Common Stock on conversion of this Note without violating the Cap Regulations, including convening a stockholder’s meeting for the approval of share issuances and recommending formally to the stockholders the adoption of such proposals, and (ii) if, despite taking such steps, the Company still can not issue such shares of Common Stock without violating the Cap Regulations, the principal and interest being converted by Holder pursuant hereto shall be reduced to comply with Cap Regulations. The Holder, by its acceptance of this Note, further agrees that if the Holder transfers or assigns any of this Note to a party who or which would not be considered such an affiliate, such assignment shall be made subject to the transferee’s or assignee’s specific agreement to be bound by the provisions of this Section 3 as if such transferee or assignee were the original Holder hereof.

4. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) Failure to Pay. Company shall fail to pay when due the principal or interest payment on the due date hereunder and such payment shall not have been made within three (3) business days of Company’s receipt of Holder’s written notice to Company of such failure to pay or any other payment required under the terms of this Note on the date due and such payment shall not have been made within five (5) days of Company’s receipt of Holder’s written notice to Company of such failure to pay;

(b) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing;

(c) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 30 days of commencement;

(d) Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Company to Purchaser in writing in connection with this Note or the Note Purchase Agreement, or as an inducement to Holder to enter into this Note and the Note Purchase Agreement, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished;

(e) Other Payment Obligations. The Company or any of its Subsidiaries shall (i) fail to make any payment when due under the terms of any bond, debenture, note or other evidence of indebtedness for money borrowed to be paid by such person (excluding this Note) and such failure shall continue beyond any period of grace provided with respect thereto, or (ii) default in the observance or performance of any other agreement, term or condition contained in any such bond, debenture, note or other evidence of indebtedness, and the effect of such failure or default is to cause, or permit the holder or holders thereof to cause, indebtedness in an aggregate amount of $100,000 or more to become due prior to its stated date of maturity;

(f) Judgments. A final judgment or order for the payment of money in excess of $1,000,000 shall be rendered against the Company or any of its subsidiaries and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any of its subsidiaries and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy;

(g) Enforceability. This Note or the Note Purchase Agreement or any material term thereof shall cease to be, or be asserted by the Company not to be, a legal, valid and binding obligation of the Company enforceable in accordance with its terms; or

(h) Breaches of Covenants. The Company shall fail to observe or perform any other covenant, representation, or warranty, obligation, condition or agreement contained in this Note or the Note Purchase Agreement (other than those specified in Section 4(a) above) and, in the cases of breaches reasonably capable of cure, such failure shall continue for thirty (30) days after written notice to Company of such failure. With respect to breaches not reasonably capable of cure, including the covenants in Sections 5.3(b) and (c) of the Note Purchase Agreement, any breach shall constitute an immediate Event of Default.

5. Rights of Holder upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default, referred to in Sections 4(b) and 4(c), and giving effect to any applicable cure periods), and at any time thereafter during the continuance of such Event of Default, Holder may, by written notice to Company, declare all outstanding Obligations payable by Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 4(b) or 4(c) and the last sentence of Section 4(h), immediately and without notice, all outstanding Obligations payable by Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Note Documents to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right power or remedy granted to it by the Note Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

6. Successors and Assigns. Subject to the restrictions on transfer described in Section 8 below, the rights and obligations of Company and Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

7. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of Company and the Holder of this Note.

8. Assignment by Company. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Company without the prior written consent of Holder.

9. Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery at the respective addresses of the parties as set forth in the Note Purchase Agreement or on the register maintained by Company. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when received.

10. Payment. Payment shall be made in lawful tender of the United States.

11. Expenses; Waivers. If action is instituted to collect this Note or to maintain or preserve any rights of Holder hereunder, the prevailing party in such dispute shall be entitled to recover from the non-prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action. Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

12. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the internal laws of the State of California.

IN WITNESS WHEREOF, Company has caused this Note to be issued as of the date first written above.

STRATOS RENEWABLES CORPORATION

By:	/s/ Carlos Antonio Salas
Name:	Carlos Antonio Salas
Title:	Chief Executive Officer

EXHIBIT A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $ ________________ of the principal amount (and $________________ of accrued interest thereon) [and the Prepayment Fee] of the above Note No. ___ into Shares of Common Stock of Stratos Renewables Corporation, a Nevada corporation (the "Company") according to the conditions hereof, as of the date written below.

Conversion Date*

___________________________________________________________________

Applicable Conversion Price

___________________________________________________________

Signature

________________________________________________________________________________________
[Name]

Address:

________________________________________________________________________________________

________________________________________________________________________________________

* This original Note must be received by the Company or its transfer agent by the third business day following the Conversion Date.